Exhibit 99.1

Esterline Corporation	Tel: 425-453-9400
500 108th Avenue NE	Fax: 425-453-2916
Suite 1500	www.esterline.com
Bellevue, WA 98004	NYSE symbol: ESL

FOR IMMEDIATE RELEASE

Contact:             Brian Keogh         425-453-9400

ESTERLINE APPOINTS BRAD LAWRENCE

CORPORATE GROUP VICE PRESIDENT

BELLEVUE, Wash., January 22, 2007—Esterline Corporation (NYSE/ESL www.esterline.com), a leading specialty manufacturer serving aerospace / defense and medical markets, today announced that Brad Lawrence has been appointed as a corporate Group Vice President. Lawrence has served as President of Esterline’s Coeur d’ Alene, Idaho-based Advanced Input Systems subsidiary since 2002. During that time he also held general management responsibility for Esterline’s Interface Technologies Group (ITG), which comprises one of Esterline’s larger business platforms. ITG encompasses five operating locations in the U.S., Europe, and Asia, which primarily serve the medical equipment industry’s need for sophisticated interface and control systems, and for electronic in-vitro diagnostic test equipment.

“Brad’s more than 30 years’ experience with such leading companies as Rockwell and PACCAR, and his more recent success at the helm of one of our fastest growing operations make him a strong addition to Esterline’s Corporate management team,” said Robert W. Cremin, Esterline CEO. “His perspective, together with his particularly successful implementation of lean manufacturing techniques at Advanced Input, make me very confident in his ability to help us build on our strategic opportunities, both externally and internally.”

Prior to Esterline, and in addition to Rockwell International and Paccar, Lawrence held various sales, marketing, operations, and general management positions with, Conductive Rubber Technology, Flow International, and PRI Automation.

Lawrence earned his business degree from Pennsylvania State University and an MBA from the University of Pittsburgh.